EXHIBIT 99.1

Global Self Storage Reports Record Second Quarter 2021 Results

Strong Pricing Power and Lease-up Performance Drove Record Occupancies, Revenues, FFO and AFFO; Together with Expansion of Capital Resources, Positions Company for Continued Growth

Millbrook, NY, August 16, 2021 - Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust (REIT) that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the second quarter ended June 30, 2021. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2021 Highlights

•	Total revenues increased 15.2% to a record $2.6 million.
•	Total expenses decreased 0.7% to $1.9 million.
•	Net income increased to $0.9 million or $0.09 per fully diluted share.
•	Funds from operations (FFO) increased 52.1% to a record $773,000 or $0.08 per diluted share.
•	Adjusted FFO (AFFO) increased 52.9% to a record $833,000 or $0.09 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues increased 11.1% to a record $2.0 million.
•	Same-store net operating income (NOI) increased 17.9% to a record $1.3 million, as described below (see definition of same-store NOI, a non-GAAP term, and its reconciliation to GAAP, below).
•	Same-store occupancy at June 30, 2021, increased to a record 96.3% from 92.9% at June 30, 2020.
•	Same-store average tenant duration of stay at June 30, 2021 was approximately 3.1 years, up from approximately 3.0 years as of June 30, 2020.
•	Maintained quarterly dividend of $0.065 per share.
•	Capital resources at June 30, 2021 totaled approximately $15.9 million.
•	Raised $6.9 million in an underwritten public offering of common stock.

First Half 2021 Highlights

•	Total revenues increased 12.1% to a record $5.0 million.
•	Total expenses decreased 3.9% to $3.9 million.
•	Net income increased $1.7 million to $1.3 million or $0.14 per fully diluted share.
•	Funds from operations (FFO) increased 60.3% to a record $1.4 million or $0.15 per diluted share.
•	Adjusted FFO (AFFO) increased 57.2% to a record $1.5 million or $0.16 per diluted share.
•	Same-store revenues increased 7.9% to a record $4.0 million.
•	Same-store net operating income (NOI) increased 10.3% to a record $2.4 million, as described below.
•	Same-store occupancy at June 30, 2021, increased to a record 96.3% from 92.9% at June 30, 2020.
•	Same-store average tenant duration of stay at June 30, 2021 was approximately 3.1 years, up from approximately 3.0 years as of June 30, 2020.
•	Maintained quarterly dividend of $0.065 per share.

Management Commentary

“In Q2, our differentiated approach to self-storage management, strong pricing power and lease-up performance all together drove record results across our key metrics,” commented Global Self Storage president and CEO, Mark C. Winmill. “This included record revenues, record FFO and AFFO, and record same-store occupancy of 96.3% at quarter end.

“These strong results reflect our successful lease-up campaigns for two expansions and a conversion project we completed last year. They added a total of more than 32,800 leasable square feet of climate-controlled and drive-up self-storage units. Given the success of these projects, we are evaluating our portfolio for other expansion opportunities.

“During the quarter, we saw strong demand and rental activity, which we believe made it an opportune time to raise street rates and grow rental income. We had suspended our tenant rental rate increase program from May through June in 2020 due to the pandemic, but we believe we have since more than made up for the suspension due to robust demand. Since the end of the second quarter, we continue to see demand being driven by seasonality and the migration trend of people moving from urban to suburban areas.

“In addition to strong demand in the second quarter, we also continued to benefit from our stores’ strategic geographic locations in secondary and tertiary markets in the Northeast, Mid-Atlantic, Midwest and South-Central regions of the country where there are favorable supply dynamics. We expect developer activity to eventually increase supply in these areas, but will rise slowly due to increased costs associated with construction and higher prices for land, as well as lengthy entitlement and permitting processes.

“From an operational and financial perspective, we entered the second half of 2021 in a strong position. At the end of June, we raised aggregate gross proceeds of approximately $6.9 million in a public offering. Then at the beginning of July, we extended and increased our revolving credit facility from $10 million to $15 million. Altogether, our capital resources now total approximately $20.8 million. This is comprised of $3.2 million in cash, cash equivalents and restricted cash, $2.6 million in marketable equity securities, and $15.0 million available for withdrawal under the credit facility.

“Our strengthened balance sheet and greater liquidity supports our growth strategy, including potential property expansions and acquisitions. We are seeing attractive self-storage acquisition opportunities in our target markets that we think could benefit from our successful management techniques.  We believe our proprietary methods enable us to consider properties where other buyers would likely not be able to achieve the same level of performance, and that this affords us a competitive edge in an increasingly active acquisition environment for self-storage properties.

“We are also now better positioned to fund and participate in potential joint ventures. Our strong track record and unique approach to self-storage management continues to attract the interest of industry partners.

“Looking ahead, we expect our various growth initiatives, along with strong demand and favorable supply dynamics in our target markets, to further increase our funds from operations and deliver greater shareholder value over time.”

Dividend

On June 1, 2021, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend for the year-ago period and previous quarter.

Q2 Financial Summary

Total revenues increased 15.2% to $2.6 million in the second quarter of 2021, as compared to $2.2 million in the same period last year. The increase was primarily attributable to the Millbrook, NY and West Henrietta, NY expansions, and increased rental rates and occupancy at the company’s wholly-owned stores.

Total operating expenses in the second quarter of 2021 decreased 0.7% to $1.9 million, compared to $2.0 million in the same period last year. The improvement was primarily due to a decrease in depreciation and amortization expense, partially offset by an increase in store operating expenses.

Net income was $861,000 or $0.09 per diluted share in the second quarter of 2021, as compared to net loss of $22,000 or $(0.00) per diluted share in the same period last year.

As of June 30, 2021, the company’s capital resources totaled approximately $15.9 million, comprised of $8.4 million of cash, cash equivalents, and restricted cash, $2.6 million of marketable securities, and $4.9 million available for withdrawal under the credit facility loan agreement.

The recently expanded credit facility and completed equity offering increased the company’s capital resources to approximately $20.8 million as of today, comprised of $3.2 million in cash, cash equivalents and restricted cash, $2.6 million in marketable equity securities, and $15.0 million currently available for withdrawal under the revolving credit facility.

Q2 Same-Store Results

At June 30, 2021, Global Self Storage owned nine same-store properties and three non-same-store properties, and managed one third-party owned property.

For the second quarter of 2021, same-store revenues increased 11.1% to $2.0 million compared to $1.8 million in the same period last year. These increases were due primarily to consistent rent collections and a 3.7% increase in net leased square footage.

Same-store cost of operations in the second quarter increased 0.6% to $715,000, compared to $711,000 in the same period last year. This increase in same-store cost of operations was due primarily to increased landscaping expenses for the period.

Same-store NOI increased 17.9% to $1.3 million in the second quarter of 2021, compared to $1.1 million in the same period last year. The increase was primarily due to the increase in revenues.

Same-store occupancy at June 30, 2021 increased to 96.3% from 92.9% at June 30, 2020.

Same-store average duration of tenant stay at June 30, 2021 was 3.1 years, up from approximately 3.0 years as of June 30, 2020.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q2 Operating Results

Net income in the second quarter of 2021 was $861,000 or $0.09 per diluted share, compared to net loss of $22,000 or $(0.00) per diluted share in the second quarter of 2020.

General and administrative increased 9.7% to $631,000 in the second quarter of 2021, compared to $576,000 in the same period last year. The increase was primarily attributable to increases in stock-based compensation for 2021 due to restricted stock grants, expenses related to the company’s annual meeting, and increased premiums for E&O/D&O insurance.

Business development costs increased to $4,800 in the second quarter of 2021 compared to business development costs of $817 in the same period last year. These costs primarily consist of costs incurred in connection with business development, capital raising, potential store acquisitions, and third-party management marketing expenses.

Interest expense for the second quarter of 2021 decreased to $287,000 from $295,000 in the year-ago period. This decrease was due to fluctuating interest expense on funds drawn on the Credit Facility Loan Agreement.

FFO in the second quarter of 2021 increased 52.1% to $773,000 or $0.08 per diluted share, compared to FFO of $508,000 or $0.05 per diluted share in the same period last year.

AFFO in the second quarter of 2021 increased 52.9% to $833,000 or $0.09 per diluted share, compared to AFFO of $545,000 or $0.06 per diluted share in the same period last year.

First Half of 2021 Financial Summary

Total revenues increased 12.1% to $5.0 million in the first half of 2021, as compared to $4.5 million in the same period last year. The increase was primarily attributable to the West Henrietta, NY acquisition, increases in rental rates at the company’s other wholly-owned stores, and to a lesser extent, its Millbrook, NY and West Henrietta, NY expansions.

Total operating expenses in the first half of 2021 decreased 3.9% to $3.9 million, compared to $4.1 million in the same period last year. The improvement was primarily due to decreases in depreciation and amortization expense, general and administrative expenses, and business development expenses. The decrease in total operating expenses was partially offset by an increase in store operating expenses.

Net income was $1.3 million or $0.14 per diluted share in the first half of 2021, as compared to net loss of $379,000 or $(0.04) per diluted share in the same period last year.

First Half of 2021 Same-Store Results

For the first half of 2021, same-store revenues increased 7.9% to $4.0 million compared to $3.7 million in the same period last year. These increases were due primarily to consistent rent collections, despite the COVID-19 pandemic, and a 3.7% increase in net leased square footage.

Same-store cost of operations in the first half of 2021 increased 4.2% to $1.52 million, compared to $1.46 million in the same period last year. This increase in same-store cost of operations was due primarily to increased landscaping expenses resulting from snow removal.

Same-store NOI increased 10.3% to $2.4 million in the first half of 2021, compared to $2.2 million in the same period last year. The increase was primarily due to the increase in revenues.

Same-store occupancy at June 30, 2021 increased to 96.3% from 92.9% at June 30, 2020.

Same-store average duration of tenant stay at June 30, 2021 was 3.1 years, up from approximately 3.0 years as of June 30, 2020.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Half of 2021 Operating Results

Net income in the first half of 2021 was $1.3 million or $0.14 per diluted share, compared to net loss of $379,000 or $(0.04) per diluted share in the first half of 2020.

General and administrative expenses decreased 3.8% to $1.2 million in the first half of 2021, compared to $1.3 million in the same period last year. The decrease was primarily attributable to a decrease in certain professional fees.

Business development costs were $4,800 in the first half of 2021 compared to business development costs of $10,000 in the same period last year. These costs primarily consist of costs incurred in connection with business development, capital raising, potential store acquisitions, and third-party management marketing expenses.

Interest expense for the first half of 2021 decreased to $572,000 from $600,000 in the same period last year.

FFO in the first half of 2021 increased 60.3% to $1.4 million or $0.15 per diluted share, compared to FFO of $858,000 or $0.09 per diluted share in the same period last year.

AFFO in the first half of 2021 increased 57.2% to $1.5 million or $0.16 per diluted share, compared to AFFO of $933,000 or $0.10 per diluted share in the same period last year.

Q2 and First Half 2021 FFO and AFFO (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$861,299	$(22,144)	$1,272,546	$(378,568)
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	(494,461)	27,764	(709,197)	218,169
Depreciation and amortization	406,561	502,746	812,175	1,018,682
FFO attributable to common stockholders	773,399	508,366	1,375,524	858,283
Adjustments:
Compensation expense related to stock-based awards	54,476	35,317	86,182	64,479
Business development, capital raising, store acquisition, and third-party management marketing expenses	4,837	817	4,837	10,057
AFFO attributable to common stockholders	$832,712	$544,500	$1,466,543	$932,819

Earnings per share attributable to common stockholders - basic	$0.09	$(0.00)	$0.14	$(0.04)
Earnings per share attributable to common stockholders - diluted	$0.09	$(0.00)	$0.14	$(0.04)
FFO per share - diluted	$0.08	$0.05	$0.15	$0.09
AFFO per share - diluted	$0.09	$0.06	$0.16	$0.10

Weighted average shares outstanding - basic	9,363,981	9,269,567	9,328,432	9,266,189
Weighted average shares outstanding - diluted	9,402,479	9,269,567	9,370,935	9,266,189

Additional Information

More information about the company’s second quarter 2021 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to http://ir.globalselfstorage.us/ or visit our self storage customer site at www.globalselfstorage.us. You can also follow us on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on the company’s statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) represents FFO excluding the effects of business development, capital raising, store acquisition, and third-party management marketing expenses and non-recurring items, which management believes are not indicative of the Company’s operating results. Management presents AFFO because management believes it is a helpful measure in understanding the company’s results of operations insofar as management believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of the company’s ongoing operating results. Management also believes that the investment community considers the company’s AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, the company’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

The company believes net operating income or “NOI” is a meaningful measure of operating performance because management utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, the company believes the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition

The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. Management considers a store to be stabilized once it has achieved an occupancy rate that management believes, based on management’s assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. Management believes that same-store results are useful to investors in evaluating the company’s performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At June 30, 2021, the company owned nine same-store properties and three non same-store properties. The company believes that, by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements, including the negative impacts from the continued spread of COVID-19 on the economy, the self storage industry, the broader financial markets, the Company’s financial condition, results of operations and cash flows and the ability of the Company’s tenants to pay rent. The company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the SEC, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:
Thomas O'Malley, Chief Financial Officer
Global Self Storage

Tel (212) 785-0900, ext. 267
tomalley@globalselfstorage.us

Media Contact:

Tim Randall

CMA Media

Tel (949) 432-7572

Email contact

Investor Relations:

Ronald Both or Justin Lumley

CMA Investor Relations

Tel (949) 432-7566

Email contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Real estate assets, net	$59,127,802	$59,768,533
Cash and cash equivalents	8,179,428	1,614,771
Restricted cash	212,246	340,672
Investments in securities	2,625,648	1,916,451
Accounts receivable	148,058	106,521
Prepaid expenses and other assets	300,654	351,764
Line of credit issuance costs, net	72,879	152,542
Goodwill	694,121	694,121
Total assets	$71,360,836	$64,945,375
Liabilities and equity
Note payable, net	$18,155,659	$18,389,176
Line of credit borrowing	5,144,000	5,144,000
Accounts payable and accrued expenses	1,698,405	1,373,308
Total liabilities	24,998,064	24,906,484
Commitments and contingencies
Equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 10,708,613 and 9,343,118 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	107,086	93,431
Additional paid in capital	46,712,620	40,455,409
Accumulated deficit	(456,934)	(509,949)
Total equity	46,362,772	40,038,891
Total liabilities and equity	$71,360,836	$64,945,375

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Rental income	$2,460,667	$2,133,512	$4,793,905	$4,283,752
Other property related income	95,069	83,199	185,821	155,159
Management fees and other income	18,785	17,501	36,982	34,845
Total revenues	2,574,521	2,234,212	5,016,708	4,473,756
Expenses
Property operations	897,297	875,209	1,891,321	1,791,289
General and administrative	631,208	575,568	1,209,825	1,258,191
Depreciation and amortization	406,561	502,746	812,175	1,018,682
Business development	4,837	817	4,837	10,057
Total expenses	1,939,903	1,954,340	3,918,158	4,078,219
Operating income	634,618	279,872	1,098,550	395,537
Other income (expense)
Dividend and interest income	18,792	20,270	36,863	44,369
Unrealized gain (loss) on marketable equity securities	494,461	(27,764)	709,197	(218,169)
Interest expense	(286,572)	(294,522)	(572,064)	(600,305)
Total other income (expense), net	226,681	(302,016)	173,996	(774,105)
Net income (loss) and comprehensive income (loss)	$861,299	$(22,144)	$1,272,546	$(378,568)
Earnings per share
Basic	$0.09	$(0.00)	$0.14	$(0.04)
Diluted	$0.09	$(0.00)	$0.14	$(0.04)
Weighted average shares outstanding
Basic	9,363,981	9,269,567	9,328,432	9,266,189
Diluted	9,402,479	9,269,567	9,370,935	9,266,189

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$861,299	$(22,144)	$1,272,546	$(378,568)
Adjustments:
Management fees and other income	(18,785)	(17,501)	(36,982)	(34,845)
General and administrative	631,208	575,568	1,209,825	1,258,191
Depreciation and amortization	406,561	502,746	812,175	1,018,682
Business development	4,837	817	4,837	10,057
Dividend, interest, and other income	(18,792)	(20,270)	(36,863)	(44,369)
Unrealized (gain) loss on marketable equity securities	(494,461)	27,764	(709,197)	218,169
Interest expense	286,572	294,522	572,064	600,305
Non same-store revenues	(533,896)	(396,834)	(1,028,498)	(775,381)
Non same-store cost of operations	182,076	164,040	373,463	334,116
Total same-store net operating income	$1,306,619	$1,108,708	$2,433,370	$2,206,357

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Same-store revenues	$2,021,840	$1,819,877	$3,951,228	$3,663,530
Same-store cost of operations	715,221	711,169	$1,517,858	1,457,173
Total same-store net operating income	$1,306,619	$1,108,708	$2,433,370	$2,206,357